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EXHIBIT 11
                                  SPARTECH CORPORATION AND SUBSIDIARIES
                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                (In thousands, except per share amounts)

                             QUARTER ENDED               NINE MONTHS ENDED
                         August 3,     July 29,        August 3,    July 29,
                            1996         1995             1996         1995
NET EARNINGS
  Net Earnings            $  5,020     $  3,820         $ 13,581     $ 10,895
     Less: Preferred
     stock dividend
     requirements             -            -                -          (1,098)

  Primary net earnings
  applicable to common
  shares                    5,020        3,820           13,581        9,797

     Add:  Preferred stock
     accretion elimination
     resulting from the
     assumed conversion of
     preferred stock         -            -                -           1,098

  Fully diluted net
  earnings applicable
  to common shares       $  5,020     $  3,820         $ 13,581     $ 10,895

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average
  common shares
  outstanding              23,481       23,137           23,387       13,518

     Add:  Shares issuable
     from assumed exercise
     of options
     (in excess of the 20%
     limitation for 1995)   1,311          998            1,149          862

  Primary weighted average
  shares outstanding       24,792       24,135           24,536       14,380

     Add:  Shares issuable
     from assumed conversion
     of preferred stock       -           -                -           9,516
       Additional shares
       issuable from assumed
       exercise of options
       (in excess of the 20%
       limitation in 1995)
       due to the difference
       in the share repurchase
       price under the fully
       diluted computation   -            -                 241          149

  Fully diluted weighted
  average shares
  outstanding              24,792       24,135           24,777       24,045

NET EARNINGS PER SHARE
  Primary                $    .20     $    .16         $    .55     $    .68

  Fully Diluted          $    .20     $    .16         $    .55     $    .45

NOTE: Prior to May 1, 1995, Primary and Fully Diluted Net Earnings Per Common Share were computed using the Modified Treasury Stock Method. Due to the 1995 conversion of the Company's Preferred Stockholders, the Treasury Stock Method was used to compute Primary and Fully Diluted Net Earnings Per Common Share for 1996.